Exhibit 99.1

April 14, 2011

Dear Aspen Shareholders:

Following up on our January 2011 report, I want to take this opportunity to update you on the continuing progress of our AppyScore™ acute appendicitis test development efforts, as well as provide further information related to our strategy for moving forward with our planned upcoming pre-clinical trial field testing, pivotal trial, and development program for this product.

Since our last report, we have continued to make significant progress with our cassette-based reader and AppyScore test.  The development team, led by Greg Bennett, has transitioned the reader to the stage where we are ready to commence testing clinical samples from hospital sites.  Development milestones accomplished to date include 1) a testing program at hospitals for product feedback on AppyScore use and design, 2) producing the first manufactured batch of 35 readers expected to be used in the pivotal trial, 3) commencement of required real time and accelerated stability studies and 4) scale up of cassette manufacturing for validation and verification.  In addition, we have reduced the total processing time, from sample draw to result, to below 30 minutes. This change should significantly increase customer satisfaction, both in the hospital emergency departments as well as in the clinical laboratory.  In short, the development team has met or exceeded the development goals we established to be accomplished by the end of Q1 2011.  We have initiated steps for the field testing phase of the cassette-based AppyScore product including plans to run samples in our facility as well as at select hospital sites.

With our advancement of milestones, we are moving into pre-clinical trial field testing. The main goal of this field testing phase is to ensure readiness to commence the pivotal trial that we will conduct in advance of making a 501(k) submission to the U. S. Food and Drug Administration (FDA).  The pivotal trial is planned to begin later this summer.  During the field testing, we anticipate collecting between 300 and 400 samples from participating hospitals.  In addition to “pressure testing” the performance results prior to the pivotal trial, this field testing will help us in several other ways, including optimizing the test cut-off value for the intended use population as discussed below.  We believe we will also add to our understanding of the predicted prevalence of acute appendicitis in the intended use population and be better able to predict the required size of the pivotal trial population.  We expect to use a well-trained group of hospitals for this field testing that we hope will naturally transition into clinical trial sites for the pivotal trial, thereby shortening the time required to commence the pivotal trial.  The implementation of the field testing has started and it is planned to run until for approximately three to four months.

Over the past several months our clinical / regulatory team, led by Dr. Michael Wandell, also has made significant progress in advancing and refining our regulatory and product strategy.  Our research and discussions with appendicitis thought leaders has led us to the conclusion that our AppyScore test has the most potential in helping to manage pediatric patients (2- 20 years of age) who present with abdominal pain with low to moderate risk of acute appendicitis.  We believe that a test with high negative predictive value in this patient population will lead to more conservative management and potentially fewer radiologic procedures.   Numerous studies, including a report from the FDA, have shown that patients, particularly in this age group who are administered computed tomography (CT) scans face a higher likelihood of developing cancer in their lifetime.  We have worked to optimize the AppyScore test for this intended use population and initially plan to focus exclusively on the pediatric population during both our 2011 field testing and pivotal trial.  We believe that, by focusing on the pediatric population, we can add significant value with AppyScore in managing the large population of patients who are suspected of having acute appendicitis, but who are at low risk for the disease.

Along with the field trial work, we intend to proactively communicate with the FDA our strategy for AppyScore and the associated pivotal trial.  Before we start the pivotal trial, we intend to communicate with the FDA so that it understands the intended use of our AppyScore product, and so that we have an opportunity to receive their guidance on our approach to the pivotal clinical trial.  We believe that a healthy, proactive discussion with the FDA will provide AspenBio with the best opportunity to conduct an efficient and successful pivotal trial.

During our last report, we informed you that we were working both internally and with partners to expand the AppyScore product capabilities and performance to provide the platform for our next generation product.  We are pleased to inform you that this work is proceeding on schedule.  Over the next several months, we will be evaluating the outcome of our initial work and determine next steps in our product development strategy.  Through this process, AspenBio is significantly enhancing our product development capabilities and we believe this will benefit us moving forward.

Summary

We continue to execute the aggressive discovery and development, clinical testing and regulatory plan that we put in place back in late 2010.  Our team is executing at a very high level and we are looking forward to getting the AppyScore product into the pivotal trial.  While significant risks remain in our AppyScore product development activities, and success cannot be assured, we are attempting to mitigate such risks through the rigorous analysis, development and clinical testing efforts described above.

I continue to thank you all for your support of AspenBio and look forward to providing further updates soon.

Sincerely,

/s/ Steve Lundy
Steve Lundy, President and CEO